Exhibit 10.1

Cibus, Inc.

Binding Term Sheet

Cibus, Inc., a Delaware corporation (the “Cibus”) and Rory Riggs, an individual (“Riggs”), are entering into this binding term sheet (this “Binding Term Sheet”) setting forth the principal terms of a line of credit to be made available by Riggs to Cibus.

The parties will agree to the terms of a long-form promissory note (the “Note”) and other related documentation customary for similar arrangements including, (among other things) customary representations, warranties and covenants not otherwise set forth below. The parties will use commercially reasonable efforts to negotiate and execute the Note and such other related documentation promptly following the date of this Binding Term Sheet. However, until such time as this Binding Term Sheet is superseded by the Note and such other related documentation or otherwise terminated as set forth herein, this Binding Term Sheet remains binding on, and memorializes the legal and enforceable rights and obligations of, the parties with respect to the subject matter hereof.

Loan Amount:	Riggs will make available a line of credit (the “Loan”) in the aggregate principal amount of $5,000,000 (the “Loan Amount”).

Draws:

Cibus may make draws against the Loan Amount at any time during the period commencing January 1, 2024 and terminating on March 1, 2024. The minimum draw amount will be $1,000,000 and the maximum amount of a draw amount will be the undrawn portion of the Loan Amount.

Riggs agrees to advance each requested draw amount within a reasonable amount of time agreed to by both parties following the draw request being made.

Interest:	Simple interest at the rate of 12% per annum.

Repayment:	The entire amount of principal and interest will be due and payable in a single installment on January 1, 2026.

Pre-Payment:	The Loan may be pre-paid at any time without penalty.

Security:	The Loan will be unsecured.

Draw Conditions:	In the event the Company has secured financing (whether debt and/or equity) in the aggregate amount of $20,000,000 from and after the date hereof and prior to the January 1, 2024, this binding term sheet shall automatically terminate and the Company will not be able to make any draw requests with respect to the Loan.

Governing Law:	Delaware law

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Binding Term Sheet to be duly executed and delivered.

CIBUS:

CIBUS, INC.

By:	/s/ Mark T. Finn
Name:	Mark T. Finn
Title:

Date:	10/20/2023

RIGGS:

By:	/s/ Rory Riggs
Name:	Rory Riggs

Date:	10/20/23